Exhibit 11.1
                             STIMSONITE CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)

                                               Quarter Ended                       Year Ended
                                        ----------------------------      -----------------------------
Description                              3/30/97        3/31/96            3/30/97         3/31/96
-----------                              -------        -------            -------         -------

Average shares outstanding                 8,648,501      8,856,400          8,767,592       8,899,129

Net additional  shares
  assuming  dilutive stock
  options  exercised and proceeds
  used to purchase treasury
  shares at fair market  value               128,871        160,542            138,743         176,259

Options  issued  within  one
  year  prior  to the  initial
  filing  date  of the  registration
  statement for an initial public
  offering in accordance with Staff
  Accounting Bulletin No. 83                     --          16,259              4,531          22,313
                                        -------------  -------------      -------------   -------------

Average number of common
  shares and common equivalent
  shares outstanding                       8,777,372      9,033,201          8,910,866       9,097,701
                                        =============  =============      =============   =============

Net income (loss)                         ($776,000)     ($992,000)         ($632,000)      $2,599,000
                                        =============  =============      =============   =============

Per share data:
Net income (loss)                            ($0.09)        ($0.11)            ($0.07)           $0.29
                                        =============  =============      =============   =============